Exhibit 99. ACCT

EXHIBIT(a)(4)

Changes in Registrant’s Independent Public Accountant

INVESCO EXCHANGE-TRADED FUND TRUST II

Invesco MSCI Emerging Markets Equal Country Weight ETF

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm of the Fund for the Fund’s current fiscal year. PWC serves as the independent registered public accounting firm for other Invesco ETFs.

Prior to the close of business on April 6, 2018, Guggenheim MSCI Emerging Markets Equal Country Weight ETF, a separate series of Rydex ETF Trust (the “Predecessor Fund”) was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective April 9, 2018, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Fund. The Prior Auditor’s report on the financial statements of the Predecessor Fund for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Fund’s two most recent fiscal years and through April 9, 2018, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated July 6, 2018 is attached as Attachment A to this exhibit.

Attachment A

July 6, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 99.ACCT Exhibit (a)(4) of Form N-CSR/S dated on or about July 9, 2018, of Invesco MSCI Emerging Markets Equal Country Weight ETF, a series of Invesco Exchange-Traded Fund Trust II, and are in agreement with the statements contained in the second and third paragraphs of Exhibit 99.ACCT Exhibit (a)(4). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP